EXHIBIT 15.1

True Leaf Expands Retail Distribution to 3,500 Stores Worldwide

Cannabis-for-pets brand adds Pet Planet to North American retail partners

VERNON, British Columbia, March 20, 2019 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the Company has expanded its total retail distribution to 3,500 stores worldwide with the addition of Pet Planet as a North American retail partner.

The Company made the announcement today at the Global Pet Expo in Orlando, Florida, the pet industry’s largest annual trade show, where it is unveiling its new brand identity, redesigned logo and product innovations.

True Leaf’s hemp-based pet supplements will be available in Pet Planet stores in Canada and the United States starting April 1, 2019. Pet Planet is well known for carrying high-quality, all-natural pet brands consumers can trust. As part of the selection process, True Leaf demonstrated it met the retailer’s strict manufacturing and nutritional criteria through a thorough screening process verifying the source and quality of each ingredient used in the Company’s product line.

“As cannabis and hemp products continue to gain mainstream market momentum, our fully legal hemp-based formulas have caught the attention of pet retailers in North America and Europe,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “Today’s announcement is a testament to the quality and care we put into our products for pets. When you shop at Pet Planet, you know the products you are buying are nutritious and meet premium quality standards.”

True Leaf products use an innovative formula of active ingredients – anchored by hemp – to target specific pet health challenges such as calming support, hip and joint function, and the supplementation of omega-3s. Pet Planet will carry the Company’s line of functional chews and supplement oils for dogs in all 75 of its stores across North America.

“Pet guardians curious about the therapeutic benefits of hemp should start with True Leaf,” said Laura Leah English, Co-Founder and Chief Executive Officer of Pet Planet. “We were drawn to their products because they are fully legal, safe and effective. Pet Planet’s philosophy is founded on the principle of trust and we know we can trust True Leaf.”

Visit the True Leaf team, and meet Darcy Bomford, the Company’s Founder & CEO, at booth #1283 during the Global Pet Expo, March 20-22, 2019, at the Orange County Convention Center in Orlando, Florida.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson (US)
KCSA Strategic Communications
pcarlson@kcsa.com
O: 212-896-1233

Scott Eckstein (US)
KCSA Strategic Communications
seckstein@kcsa.com
O: 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.